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                 [LETTERHEAD OF COUDERT BROTHERS APPEARS HERE]

December 11, 1995



Atlas Corporation
370 Seventeenth Street, Suite 3150
Denver, Colorado 80202

Gentlemen:


     We are rendering our opinion with respect to the legality of the 1,400,000 shares of Common Stock par value $1.00 per share (the "Shares"), of Atlas Corporation, a Delaware corporation (the "Company"), being registered under the Securities Act of 1933 on the Company's Registration Statement on Form S-3 (the "Registration Statement").

     As counsel to the Company, we are familiar with the corporate proceedings of the Company relating to the authorization for issuance of the Shares, and have examined such instruments, documents, records and certificates, and we have made such other inquiries and investigations of fact, as we have deemed necessary for purposes of the opinions herein expressed.

     Based on the foregoing, and having regard for such other legal and factual considerations we deem relevant, we are of the opinion that the Shares were legally and validly issued and are fully paid and nonassessable.


                                             Very truly yours,


                                             /s/ COUDERT BROTHERS